Exhibit 99.1
Lifecore Biomedical Reports Fourth Quarter and Fiscal Year 2025 Financial Results and Provides Corporate Update
-- Recorded $128.9 Million in Fiscal 2025 Revenue, Meeting Full-Year Guidance; Maintains Commitment to Mid-Term Outlook --
-- Nine New Programs Signed with New Customers During Fiscal 2025, Reflecting Growth into Modalities Beyond the Company’s Traditional Area of Strength in Ophthalmic Therapeutics --
-- Improved Efficiency and Productivity Across the Organization --
Conference Call Today at 4:30pm ET
CHASKA, Minn., August 7, 2025 -- Lifecore Biomedical, Inc. (NASDAQ: LFCR) (“Lifecore”), a fully integrated contract development and manufacturing organization (“CDMO”), today announced its financial results for the fourth quarter and fiscal year 2025.
Fourth Quarter and Fiscal Year 2025 Highlights
“Driven by our new and highly experienced leadership team, we restructured our organization and implemented numerous efficiencies across the company during fiscal 2025. We right-sized our headcount and reduced expenses as a percentage of revenue, all while increasing our revenue per direct labor employee. Our strengthened organization advanced our growth strategies by executing expansion plans with an existing customer in support of a significant increase in projected demand. We also progressed our late-stage pipeline toward commercialization and added multiple new customers. We are pleased with our business development efforts during fiscal 2025 and are highly encouraged by the progress of our talented new business development team and our growing momentum at fiscal year-end. This momentum, combined with solid progress across our other growth strategies, positions us well to achieve our goal of delivering a 12%+ revenue CAGR and expanding adjusted EBITDA* margins to more than 25% over the mid-term,” stated Paul Josephs, president and chief executive officer of Lifecore.
New Business
•Lifecore signed three early-stage programs during the fourth quarter of fiscal 2025, including one with a large, multinational pharmaceutical company, an important addition to Lifecore’s customer base. For the fiscal year, Lifecore signed nine new programs with new customers. These opportunities span the full range of Lifecore’s services and capabilities, and they reflect continued growth into modalities beyond the company’s traditional area of strength in ophthalmic therapeutics.
•Subsequent to the quarter end, Lifecore signed several new customer agreements. These include a late-stage product with a leading developer of GLP-1 therapeutics for obesity, and a Phase 2 dermatology program.
Operations
•In support of the company’s value creation initiatives, Lifecore has continued to make impactful improvements to operations. Under new leadership who bring significant CDMO experience to Lifecore, the organization identified areas of improvement and implemented changes that reduced operational expenses and improved productivity. Senior management has also established a performance-driven culture and reinforced Lifecore’s commitment to quality. Progress in each of these areas during the fourth quarter and fiscal year resulted in improved operational efficiency and profitability.

•The company remains on track to launch a new enterprise resource planning (“ERP”) system, which is planned for the first quarter of 2026. The new system is expected to enable further operational efficiencies and to drive cost savings via a faster timeline to an integrated audit, and an earlier remediation of the company’s control environment.
Financial and Corporate
•Today, Lifecore announced that it will be moving its fiscal year end to align with the calendar year, effective for the December 31, 2025 calendar period. This decision to move its fiscal year-end, which had been based on the legacy businesses seasonality, will allow Lifecore to report in a timely manner with the majority of its peer companies, customers and other stakeholders, which the company believes is an important factor in evaluating operational and financial performance. It also aligns with the launch of the new ERP system and expected associated benefits. The company will provide additional updates on this transition in the coming months.
Consolidated Fourth Quarter Fiscal 2025 Financial Results
Revenues for the three months ended May 25, 2025, were $36.4 million, a decrease of 4% compared to $37.9 million for the comparable prior year period. The decrease in revenues was primarily due to a $5.6 million decrease in CDMO revenues, which was primarily impacted by $4.4 million of lower development revenue, primarily due to completion of a discrete development project in the prior comparable period and timing of customer project lifecycles. In addition, hyaluronic acid (“HA”) manufacturing revenues increased $4.1 million primarily from increased demand due to Lifecore’s largest customer’s supply chain initiatives.
Gross profit for the three months ended May 25, 2025, was $14.0 million, compared to $17.3 million for the same period last year. The decline of $3.3 million in gross profit is primarily due to a $6.0 million decrease in CDMO gross profit which was primarily impacted by sales mix, including lower development revenue and aseptic manufacturing volumes. The decline in CDMO gross profit was partially offset by a net $2.8 million increase in HA manufacturing gross profit due to increased volumes and manufacturing variances.
Selling, general and administrative expenses for the three months ended May 25, 2025, were $9.0 million, compared to $12.2 million for the same period last year. The $3.2 million decrease in SG&A expenses was primarily due to $1.6 million of lower legal, personnel and finance and accounting consulting expenses as a result of focused efforts to reduce operational expenses and bringing in new leadership. Also included in SG&A expenses is $2.0 million for the current period and $3.6 million for the prior period related to legacy matters.
Interest expense, net of interest income, was $5.5 million for the three months ended May 25, 2025, a decrease compared to $5.8 million for the same period last year. The decrease in interest expense was a result of higher capitalized interest and lower borrowings under the revolving credit facility, partially offset by an increase related to the Alcon term loans, which will continue to grow due to accumulating interest paid-in-kind and amortization of the debt discount.
For the three months ended May 25, 2025, the company recorded a net loss of $1.1 million and $0.06 of loss per diluted share, as compared to a net loss of $7.1 million and $0.19 of loss per diluted share for the same period last year. The loss in 2025 included a gain related to the settlement of a legacy business obligation and a favorable debt derivative adjustment, as compared to the same period in 2024 which included a registration rights penalty expense. Adjusted EBITDA* for the three months ended May 25, 2025, was $9.1 million, a decrease of $1.3 million compared to $10.4 million in the prior year period. The decrease in Adjusted EBITDA* was primarily due to the decrease in gross profit, partially offset by favorable recurring selling, general and administrative expenses.

Consolidated Full Year Fiscal 2025 Financial Results
Revenues for the twelve months ended May 25, 2025, were $128.9 million, an increase of 0.5% compared to $128.3 million for the comparable prior year period. The increase in revenues was due to a $7.1 million increase in HA manufacturing demand primarily due to Lifecore’s largest customer's supply chain initiatives. The HA manufacturing revenue increase was partially offset by a $6.5 million decline in CDMO revenues that was primarily due to $6.2 million lower development revenue due to completion of a discrete development project in the prior comparable period, and timing of customer project lifecycles.
Gross profit for the twelve months ended May 25, 2025, was $40.3 million, compared to $41.9 million for the same period last year. The $1.6 million decrease in gross profit is due to a $5.9 million decrease in CDMO gross profit, which was primarily impacted by sales mix, including lower development revenue and aseptic manufacturing volumes and was partially offset by a net $4.3 million increase in HA manufacturing gross profit due to increased volumes and manufacturing variances.
Selling, general and administrative expenses for the twelve months ended May 25, 2025, were $44.0 million, compared to $40.5 million for the same period last year. The increase in SG&A expenses was primarily due to a $3.7 million increase in non-cash stock-based compensation, the majority of which was related to new hire performance stock unit grants to the company’s executive officers. Also included in SG&A expenses is $11.6 million for the current period and $11.9 million in the prior period related to legacy matters.
Interest expense, net of interest income was $21.8 million for the twelve months ended May 25, 2025, an increase compared to $18.1 million for the same period last year. The increase in interest expense was primarily from $3.8 million more interest related to the Alcon term loans, which will continue to grow due to accumulating interest paid-in-kind and amortization of the debt discount.
For the twelve months ended May 25, 2025, the company recorded a net loss of $38.7 million and $1.27 of loss per diluted share, as compared to net income of $12.0 million and $0.33 of income per diluted share, for the same period last year. The loss in 2025 included a $7.7 million loss on the sale or disposal of assets, as compared to the same period in 2024 which included a favorable $39.5 million non-cash fair market value adjustment to the debt derivative liability associated with the term loan credit facility. Adjusted EBITDA* for the twelve months ended May 25, 2025, was $19.5 million, a $0.7 million decrease from $20.2 million in the prior year period. The decrease in Adjusted EBITDA* was primarily due to the decrease in gross profit.
*Adjusted EBITDA is a non-GAAP financial measure and excludes certain items from Net income (loss), the nearest comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Please see “Non-GAAP Financial Information” below for more information, including information regarding a definition of Adjusted EBITDA and reconciliation to Net income (loss) for the periods noted in this press release.
Calendar Year 2025 Transition Period Financial Guidance
For the remainder of calendar year 2025 (an approximately seven-month transition period from May 26 through December 31, 2025), the company expects revenue to be approximately $74 to $76 million. For this seven month transition period, Net loss is expected to range from $19.8 million to $17.8 million, and Adjusted EBITDA is expected to be in the range of $12 to $14 million, based on the expectation that Lifecore would exclude for items similar to its historic definition of Adjusted EBITDA. This guidance takes into consideration existing market forces, contracts, timing of customer orders, and the company’s current beliefs and estimations with respect to success and timing related to growing and diversifying the company’s new business development revenue.
Please see “Non-GAAP Financial Information” below for more information on Adjusted EBITDA for this transition period, including information regarding a reconciliation to Net income (loss).

Earnings Webcast
Lifecore Biomedical will host a conference call today, August 7, 2025, at 4:30 p.m. ET to discuss the company’s fourth quarter and fiscal year 2025 financial results. The webcast can be accessed via Lifecore’s Investor Events & Presentations page at: https://ir.lifecore.com/events-presentations. An archived version of the webcast will be available on the website for 30 days.
About Lifecore Biomedical
Lifecore Biomedical, Inc. (Nasdaq: LFCR) is a fully integrated contract development and manufacturing organization (CDMO) that offers highly differentiated capabilities in the development, fill and finish of sterile injectable pharmaceutical products in syringes, vials, and cartridges, including complex formulations. As a leading manufacturer of premium, injectable-grade hyaluronic acid, Lifecore brings more than 40 years of expertise as a partner for global and emerging biopharmaceutical and biotechnology companies across multiple therapeutic categories to bring their innovations to market. For more information about the company, visit Lifecore’s website at www.lifecore.com.
Non-GAAP Financial Information
In addition to providing financial measurements based on generally accepted accounting principles in the United States of America (GAAP), this press release contains non-GAAP financial information. Adjusted EBITDA is a non-GAAP measure and excludes certain items from Net income (loss), the most directly comparable financial measure calculated in accordance with GAAP.
See the section entitled “Non-GAAP Financial Reconciliations” in this release for the company’s definition of Adjusted EBITDA for the fourth quarter of fiscal years 2025 and 2024, and for the fiscal years ended May 25, 2025 and May 26, 2024, and a reconciliation thereof to Net (loss) income for the relevant periods.
See “Remainder of 2025 Guidance Due to Fiscal Year Change and Reconciliation” in this release for the company’s definition of Adjusted EBITDA for the 2025 transition period and a reconciliation thereof to Net income (loss).
The company has disclosed these non-GAAP financial measures to supplement its consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures exclude/include certain items that are included in the company’s results reported in accordance with GAAP because we believe they are not reflective of our core operations or indicative of our ongoing operations. Management believes these non-GAAP financial measures provide useful additional information to investors about trends in the company’s operations and are useful for period-over-period comparisons. Management uses Adjusted EBITDA, in addition to GAAP financial measures, to monitor trends in the company’s operations, understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, and as a measure of performance for compensation decisions.
These non-GAAP financial measures should not be considered in isolation or as a substitute for the comparable GAAP measures. In addition, these non-GAAP financial measures may not be the same as similar measures provided by other companies due to the potential differences in methods of calculation and items being excluded/included. These non-GAAP financial measures should be read in conjunction with the company’s consolidated financial statements presented in accordance with GAAP.
Important Cautions Regarding Forward-Looking Statements
This press release contains forward-looking statements regarding future events and our future results that are subject to the safe harbor created under the Private Securities Litigation Reform Act of 1995 and other safe harbors under the Securities Act of 1933 and the Securities Exchange Act of 1934. Words such as “anticipate”,

“estimate”, “expect”, “project”, “plan”, “intend”, “believe”, “may”, “might”, “will”, “should”, “can have”, “likely” and similar expressions are used to identify forward-looking statements. In addition, all statements regarding our current operating and financial expectations in light of historical results, anticipated capacity and utilization, anticipated liquidity, and anticipated future customer relationships usage are forward-looking statements. All forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially, including such factors among others, the timing and amount of future expenses, revenue, Adjusted EBITDA, cash flow and capital requirements, and timing and availability of and the need for additional financing; our ability to maintain or expand our relationships with our current customers, including the impact of changes in consumer demand for the products we manufacture for our customers; our ability to grow and diversify our business with new customers, including the potential loss of development customers if they do not receive required funding or regulatory approvals; our ability to comply with covenants under our credit agreements and to pay required interest and principal payments when due; our ability to raise additional capital for ongoing needs, including through equity financing, debt financing, collaborations, strategic alliances or licensing arrangements; the impact of macroeconomic events or circumstances on our operations and financial performance, including inflation, tariffs, interest rates, social unrest and global instability; the performance of our third-party suppliers; pharmaceutical industry market forces that may impact our customers’ success and continued demand for the products we produce for those customers; our ability to recruit or retain key scientific, technical, business development, and management personnel and our executive officers; our ability to comply with stringent U.S. and foreign government regulation in the manufacture of pharmaceutical products, including current Good Manufacturing Practice, or cGMP; the outcome and cost of existing and any new litigation or regulatory proceedings; and other risk factors set forth from time to time in the company’s SEC filings, including, but not limited to, the Annual Report on Form 10-K for the year ended May 25, 2025 (the “2025 10-K”). For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, including the risk factors contained in the 2025 10-K. Forward-looking statements represent management’s current expectations as of the date hereof and are inherently uncertain. Except as required by law, we do not undertake any obligation to update forward-looking statements made by us to reflect subsequent events or circumstances.
Lifecore Biomedical, Inc. Contact Information:
Stephanie Diaz (Investors)
Vida Strategic Partners
415-675-7401
sdiaz@vidasp.com
Tim Brons (Media)
Vida Strategic Partners
415-675-7402
tbrons@vidasp.com
Ryan D. Lake (CFO)
Lifecore Biomedical
952-368-6244
ryan.lake@lifecore.com

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts) (unaudited)	May 25, 2025	May 26, 2024
ASSETS
Current assets:
Cash and cash equivalents	$8,265	$8,462
Accounts receivable, net of allowance for credit losses of $1,351 and $711	15,151	16,274
Accounts receivable, related party	13,537	10,810
Current portion of note receivable	8,000	—
Contract assets	6,979	4,069
Inventory	32,291	39,979
Prepaid expenses and other current assets	1,454	1,439
Total current assets	85,677	81,033
Property, plant, and equipment, net of accumulated depreciation of $57,412 and $50,334	129,006	149,165
Goodwill	13,881	13,881
Intangible assets, net of accumulated amortization of $3,700	4,200	4,200
Other assets	6,578	5,681
Total assets	$239,342	$253,960
LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$8,220	$16,334
Accrued expenses and other current liabilities	21,958	22,538
Total current liabilities	30,178	38,872
Debt, net of current portion	5,801	22,906
Debt, net of current portion, related party	121,198	100,819
Debt derivative liability, related party	24,991	25,400
Other liabilities	9,741	12,061
Total liabilities	191,909	200,058
Commitments and contingencies
Series A Redeemable Convertible Preferred Stock, $0.001 par value; 2,000,000 shares authorized; 45,736 and 42,461 shares issued and outstanding, redemption value $46,308 and $42,991	46,097	42,587
Stockholders’ equity:
Common Stock, $0.001 par value; 75,000,000 shares authorized; 37,026,234 and 30,562,961 shares issued and outstanding	37	31
Additional paid-in capital	206,539	177,807
Accumulated deficit	(205,240)	(166,523)
Total stockholders’ equity	1,336	11,315
Total liabilities, convertible preferred stock, and stockholders’ equity	$239,342	$253,960

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Year ended
(in thousands) (unaudited)	May 25, 2025	May 26, 2024	May 25, 2025	May 26, 2024
Revenues	$19,768	$23,146	$72,328	$77,674
Revenues, related party	16,676	14,740	56,539	50,587
Total revenues	36,444	37,886	128,867	128,261
Cost of goods sold	22,462	20,614	88,569	86,411
Gross profit	13,982	17,272	40,298	41,850
Research and development expenses	2,103	2,161	8,258	8,575
Selling, general, and administrative expenses	8,980	12,226	44,046	40,463
Loss on sale or disposal of assets, net of portion classified as cost of sales	91	—	6,986	—
Restructuring (recovery) costs	(2,519)	738	(1,747)	1,656
Operating income (loss)	5,327	2,147	(17,245)	(8,844)
Interest expense, net	(398)	(882)	(2,956)	(3,428)
Interest expense, related party	(5,123)	(4,908)	(18,879)	(14,662)
Change in fair value of debt derivative liability, related party	(1,091)	(2,400)	409	39,500
Other expense, net	171	(1,102)	(3)	(3,052)
(Loss) income from continuing operations before income taxes	(1,114)	(7,145)	(38,674)	9,514
Income tax (expense) benefit	(33)	57	(43)	(183)
(Loss) income from continuing operations	(1,147)	(7,088)	(38,717)	9,331
Income from discontinued operations	—	3	—	2,682
Net (loss) income	$(1,147)	$(7,085)	$(38,717)	$12,013

LIFECORE BIOMEDICAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (CONTINUED)

	Three months ended		Year ended
(in thousands, except share and per share amounts) (unaudited)	May 25, 2025	May 26, 2024	May 25, 2025	May 26, 2024
Net (loss) income	$(1,147)	$(7,085)	$(38,717)	$12,013
Preferred stock dividends	(852)	—	(3,318)	—
Accretion of preferred stock to redemption value	(48)	—	(192)	—
Fair value of conversion ratio improvement to preferred stockholders	—	—	(2,132)	—
(Loss) income available to common stockholders	$(2,047)	$(7,085)	$(44,359)	$12,013

Basic income or loss per share:
(Loss) income from continuing operations available to common stockholders	$(0.06)	$(0.23)	$(1.27)	$0.30
Income from discontinued operations	—	—	—	0.09
Basic (loss) income per share	$(0.06)	$(0.23)	$(1.27)	$0.39

Diluted income or loss per share:
(Loss) income from continuing operations available to common stockholders	$(0.06)	$(0.19)	$(1.27)	$0.26
Income from discontinued operations	—	—	—	0.07
Diluted (loss) income per share	$(0.06)	$(0.19)	$(1.27)	$0.33

Weighted average shares outstanding:
Basic	37,007,838	30,548,170	34,818,906	30,474,298
Diluted	37,007,838	36,969,242	34,818,906	36,658,186

Non-GAAP Financial Reconciliations
Adjusted EBITDA is a non-GAAP financial measure. For the fourth quarters and fiscal years ended May 25, 2025 and May 26, 2024, we defined Adjusted EBITDA as net income or loss before (i) interest expense, net of interest income, (ii) income tax expense (benefit), (iii) depreciation and amortization, (iv) stock-based compensation, (v) change in fair value of debt derivatives, (vi) financing fees (non-interest), (vii) loss on sale or disposal of assets, (viii) reorganization costs, (ix) restructuring (recoveries) costs, (x) franchise tax equivalent to income tax, (xi) contract cancellation costs, (xii) income from discontinued operations (xiii) stockholder activist settlement costs, and (xiv) start-up costs. See “Non-GAAP Financial Information” above for further information regarding the company’s use of non-GAAP financial measures.

	Three months ended		Year ended
(in thousands) (unaudited)	May 25, 2025	May 26, 2024	May 25, 2025	May 26, 2024
Net (loss) income (GAAP)	(1,147)	(7,085)	(38,717)	12,013
Interest expense, net	5,521	5,790	21,835	18,090
Income tax expense (benefit)	33	(57)	43	183
Depreciation and amortization	1,913	2,014	8,027	7,954
Stock-based compensation	1,815	1,597	10,158	6,201
Change in fair value of debt derivatives	1,091	2,400	(409)	(39,500)
Financing fees (non-interest)	—	1,143	643	3,513
Loss on sale or disposal of assets	91	—	7,729	—
Reorganization costs (a)	2,179	2,614	10,481	9,796
Restructuring (recoveries) costs (a)	(2,519)	738	(1,747)	1,656
Franchise tax equivalent to income tax	75	46	178	272
Contract cancellation costs	—	270	—	567
Income from discontinued operations (b)	—	(3)	—	(2,682)
Stockholder activist settlement (a)	—	459	1,260	459
Start-up costs (c)	—	484	—	1,684
Adjusted EBITDA	$9,052	$10,410	$19,481	$20,206
(a)Restructuring, reorganization and stockholder activist settlement costs of $(0.3) million and $10.0 million were incurred for the three months and year ended May 25, 2025, respectively. Restructuring, reorganization and stockholder activist settlement costs of $3.8 million and $11.9 million were incurred for the three months and year ended May 26, 2024, respectively. These costs primarily related to elevated accounting fees associated with the fiscal 2024 audit, legal expenses, consulting fees, severance costs from the restructuring reductions in force and former CEO in fiscal year 2024 and former CFO departure in fiscal year 2025, and the favorable reversal of a historical lease obligation.
(b)Income from discontinued operations reflects income from the food business that the company previously operated through its Curation Foods, Inc. subsidiary, which became discontinued with the sale or disposition of all subsidiaries within the Curation Foods business during the year ended May 26, 2024.
(c)Start-up costs reflect personnel, equipment and initial operating expenses incurred by the company to prepare for specific customer programs that are not otherwise recouped from the customer.

Remainder of 2025 Guidance Due to Fiscal Year Change and Reconciliation
Lifecore announced that it will be moving its fiscal year end to align with the calendar year, effective for the December 31, 2025 calendar period. This decision to move its fiscal year-end will allow Lifecore to report in a timely manner with the majority of its peer companies, customers and other stakeholders, which the company believes is an important factor in evaluating corporate and financial performance. The change in fiscal year also aligns with the company’s launch of a new ERP system, which is planned for January 2026. The new system is expected to enable further operational efficiencies and to drive cost savings via a faster timeline to an integrated audit and an earlier remediation of the company’s control environment.
The following table shows the reconciliation of an estimated range of Net loss for the approximately seven-month transition period from May 26 through December 31, 2025 to the estimated range of Adjusted EBITDA for the same period. The adjustments stated below are the same as the similarly titled adjustments stated above in “Non-GAAP Financial Reconciliation.” While we currently expect to adjust for the expenses shown below, we may further adjust Adjusted EBITDA for items that may arise during the transition period that, in management’s judgment, significantly affect the comparability of earnings results between periods or are not reflective of our core operations or indicative of our ongoing operations.

(in thousands) (unaudited)	Seven-month period May 26, 2025 to December 31, 2025
	(estimate)
Net (loss) (GAAP)	$(19,800)	–	$(17,800)
Interest expense, net	15,800
Income tax expense	—
Depreciation and amortization	5,200
Stock-based compensation	5,300
Change in fair value of debt derivatives	2,100
Reorganization costs	3,300
Franchise tax equivalent to income tax	100
Adjusted EBITDA	$12,000	–	$14,000